FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2019 RESULTS

COLUMBUS, Ohio, USA - May 9, 2019 - Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2019. Provided below are the highlights:

•	Reported sales increased 3% compared with the prior year. In local currency, sales increased 7% in the quarter as currency reduced sales growth by 4%.

•
Net earnings per diluted share as reported (EPS) were $4.42, compared with $3.58 in the prior-year period. Adjusted EPS was $4.10, an increase of 10% over the prior-year amount of $3.74. Adjusted EPS is a non-GAAP measure, and we have included a reconciliation to EPS on the last page of the attached schedules.

First Quarter Results

Olivier Filliol, President and Chief Executive Officer, stated, "Sales growth was very strong in the quarter with excellent growth in our Laboratory and Industrial product lines. Sales growth in Europe and China was strong while growth in the Americas, excluding Food Retail, was good. Our productivity and margin initiatives continue to yield tangible results, and despite the adverse impact of currency and tariff costs, we achieved a strong increase in earnings growth."

GAAP Results
EPS in the quarter was $4.42, compared with the prior-year amount of $3.58.

Compared with the prior year, total reported sales increased 3% to $679.5 million. By region, reported sales increased 3% in the Americas, 2% in Europe and 4% in Asia/Rest of World. Earnings before taxes amounted to $125.7 million, compared with $117.4 million in the prior year.

Non-GAAP Results
Adjusted EPS was $4.10, an increase of 10% over the prior-year amount of $3.74.

Compared with the prior year, total sales in local currency increased 7% as currency reduced reported sales growth by 4%. By region, local currency sales increased 3% in the Americas, 9% in Europe and 9% in Asia/Rest of World. Adjusted Operating Profit amounted to $147.8 million, a 6% increase from the prior-year amount of $139.5 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Outlook

The Company said that based on its assessment of market conditions today, management anticipates local currency sales growth in 2019 will be approximately 5.5%. This sales growth is expected to result in Adjusted EPS in the range of $22.55 to $22.75, a growth rate of 11% to 12%. Previously, the Company provided guidance for Adjusted EPS in the range of $22.50 to $22.70.

Based on today's assessment of market conditions, management anticipates that local currency sales growth in the second quarter 2019 will be approximately 5.5%, and Adjusted EPS is forecasted to be in the range of $5.05 to $5.10, an increase of 9% to 10%.

While the Company has provided an outlook for local currency sales growth and Adjusted EPS, it has not provided an outlook for reported sales growth or EPS as it would require an estimate of currency exchange fluctuations and non-recurring items, which are not yet known. The Company noted in making its outlook that economic uncertainty remains in certain regions of the world and market conditions are subject to change.

Conclusion

Filliol concluded, "Demand in our markets remains favorable and our growth initiatives continue to yield tangible results. While we acknowledge uncertainties in global economic data, we assume market conditions will remain favorable. We are confident in our ability to execute on our investments in our field force, Spinnaker sales and marketing programs and new product launches. With the benefit of these growth initiatives, we believe we are well positioned to continue to gain market share. We will continue to face currency and tariff headwinds, particularly in the second quarter. However, with the benefit of our growth, margin and productivity initiatives, we believe we can deliver strong results in 2019."

Other Matters
The Company will host a conference call to discuss its quarterly results today (Thursday, May 9) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 10-K. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2019		% of sales	March 31, 2018	% of sales
Net sales	$679,452	(a)	100.0	$660,821	100.0
Cost of sales	291,133		42.8	285,888	43.3
Gross profit	388,319		57.2	374,933	56.7

Research and development	36,053		5.3	34,713	5.3
Selling, general and administrative	204,425		30.1	200,674	30.4
Amortization	12,222		1.8	11,735	1.8
Interest expense	9,094		1.3	8,359	1.2
Restructuring charges	1,523		0.2	4,413	0.6
Other charges (income), net	(674)		(0.0)	(2,400)	(0.4)
Earnings before taxes	125,676		18.5	117,439	17.8

Provision for taxes	13,871		2.0	24,135	3.7
Net earnings	$111,805		16.5	$93,304	14.1

Basic earnings per common share:
Net earnings	$4.50			$3.66
Weighted average number of common shares	24,851,340			25,468,323

Diluted earnings per common share:
Net earnings	$4.42			$3.58
Weighted average number of common and common equivalent shares	25,310,525			26,095,647

Note:
(a)	Local currency sales increased 7% as compared to the same period in 2018.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Three Months Ended			Three Months Ended
	March 31, 2019		% of sales	March 31, 2018	% of sales
Earnings before taxes	$125,676			$117,439
Amortization	12,222			11,735
Interest expense	9,094			8,359
Restructuring charges	1,523			4,413
Other charges (income), net	(674)			(2,400)
Adjusted operating profit	$147,841	(b)	21.8	$139,546	21.1

Note:
(b)	Adjusted operating profit increased 6% as compared to the same period in 2018.

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands) (unaudited)

	March 31, 2019		December 31, 2018

Cash and cash equivalents	$126,480		$178,110
Accounts receivable, net	489,281		535,528
Inventories	282,087		268,821
Other current assets and prepaid expenses	71,536		63,401
Total current assets	969,384		1,045,860

Property, plant and equipment, net	722,926		717,526
Goodwill and other intangible assets, net	749,494		752,088
Other non-current assets	194,893	(a)	103,373
Total assets	$2,636,697		$2,618,847

Short-term borrowings and maturities of long-term debt	$53,798		$49,670
Trade accounts payable	174,639		196,641
Accrued and other current liabilities	479,527	(a)	488,123
Total current liabilities	707,964		734,434

Long-term debt	1,008,485		985,021
Other non-current liabilities	358,498	(a)	309,329
Total liabilities	2,074,947		2,028,784

Shareholders’ equity	561,750		590,063
Total liabilities and shareholders’ equity	$2,636,697		$2,618,847

Note:
(a) Includes a lease right-of-use asset of $86.5 million, a short-term lease liability of $26.2 million and a long-term lease liability of $60.6 million in accordance with ASC 842 "Leases" that went into effect on January 1, 2019.

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)

	Three months ended
	March 31,
	2019	2018
Cash flow from operating activities:
Net earnings	$111,805	$93,304
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	9,767	9,157
Amortization	12,222	11,735
Deferred tax benefit	(14,939)	(6,416)
Other	4,504	3,085
Decrease in cash resulting from changes in
operating assets and liabilities	(24,564)	(34,301)
Net cash provided by operating activities	98,795	76,564
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	72	4,507
Purchase of property, plant and equipment	(22,404)	(29,774)
Acquisitions	—	(500)
Net hedging settlements on intercompany loans	4,802	3,304
Net cash used in investing activities	(17,530)	(22,463)
Cash flows from financing activities:
Proceeds from borrowings	302,707	336,512
Repayments of borrowings	(271,646)	(331,114)
Proceeds from exercise of stock options	28,990	5,669
Repurchases of common stock	(186,250)	(118,750)
Acquisition contingent consideration payment	(10,000)	—
Net cash used in financing activities	(136,199)	(107,683)
Effect of exchange rate changes on cash and cash equivalents	3,304	3,844
Net decrease in cash and cash equivalents	(51,630)	(49,738)
Cash and cash equivalents:
Beginning of period	178,110	148,687
End of period	$126,480	$98,949

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW

Net cash provided by operating activities	$98,795	$76,564
Payments in respect of restructuring activities	3,692	5,242
Proceeds from sale of property, plant and equipment	72	4,507
Purchase of property, plant and equipment	(22,404)	(29,774)
Adjusted free cash flow	$80,155	$56,539

METTLER-TOLEDO INTERNATIONAL INC. OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Europe	Americas		Asia/RoW		Total
U.S. Dollar Sales Growth
Three Months Ended March 31, 2019	2%	3%		4%		3%

Local Currency Sales Growth
Three Months Ended March 31, 2019	9%	3%		9%		7%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

		Three months ended
		March 31,
		2019		2018		% Growth
EPS as reported, diluted		$4.42		$3.58		23%

Purchased intangible amortization, net of tax		0.10	(a)	0.10	(a)
Restructuring charges, net of tax		0.05	(b)	0.13	(b)
Income tax expense		(0.47)	(c)	(0.07)	(c)

Adjusted EPS, diluted		$4.10		$3.74		10%

Notes:
(a)		Represents the EPS impact of purchased intangibles amortization, net of tax, of $2.6 million and $2.5 million for the three month periods ended March 31, 2019 and 2018, respectively.
(b)
Represents the EPS impact of restructuring charges of $1.5 million ($1.2 million after tax) and $4.4 million ($3.4 million after tax) for the three months ended March 31, 2019 and 2018, respectively, which primarily include employee related costs.

(c)
Represents the EPS impact of the difference between our quarterly and our estimated annual tax rate due to excess tax benefits associated with stock option exercises.
associated with stock option exercises.

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